Exhibit 99.1

AAON REPORTS THIRD QUARTER SALES AND EARNINGS

TULSA, Okla, October 31, 2019 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the third quarter and nine months ended September 30, 2019.

In the quarter ended September 30, 2019, net sales were $113.5 million, up 0.5% from $112.9 million in 2018. Net income was $13.8 million, a decrease of 1.8% from $14.1 million in the same period a year ago. Net sales for the nine months ended September 30, 2019 were $346.8 million, increasing 7.8% from $321.6 million in 2018. Net income for the nine months ended September 30, 2019 was $37.7 million, up 25.5% from $30.0 million in 2018. Our net income benefited from additional tax credits the Company was able to take advantage of and also from positive return to provision adjustments on our tax return that together totaled $1.6 million for the quarter ended September 30, 2019.

Our backlog at September 30, 2019, increased 8.9% to $165.3 million, from $151.8 million at December 31, 2018, and increased 30.4% from $126.8 million at September 30, 2018.

Earnings per diluted share for the third quarter of 2019 were $0.26, a decrease of 3.7% from $0.27 for the same period in 2018, based upon 52.7 million and 52.6 million shares outstanding at September 30, 2019 and 2018, respectively. Earnings per diluted share for the nine months ended September 30, 2019 were $0.72, an increase of 26.3% from $0.57 in 2018, based upon 52.6 million and 52.7 million shares outstanding at September 30, 2019 and 2018, respectively.

Gross profit, benefiting from moderating raw material costs and improved productivity, increased 10.1% to $83.4 million (24.0% of sales) for the nine months ended September 30, 2019, versus $75.7 million (23.5% of sales) for the same period a year ago.

Gary D. Fields, President, said, “Our net sales have been constrained primarily by sheet metal production. We are beginning to see improvements in our manufacturing capacity due to additional Salvagnini sheet metal fabrication machines coming online during mid-September. In addition, we have significantly increased the number of our Salvagnini maintenance technicians on staff, and our heightened emphasis on best-practice equipment maintenance policies has also contributed to manufacturing capacity improvements. We have recently reorganized certain key production management positions at our Tulsa facilities and are witnessing operational improvements as a direct result.”

Selling, general and administrative expenses decreased 1.5% to $13.0 million (11.4% of sales) from $13.2 million (11.7% of sales) as compared to the third quarter of 2018. For the nine months ended September 30, 2019, selling, general and administrative expenses increased 2.7% to $37.5 million (10.8% of sales) compared to $36.5 million (11.3% of sales) for the same period a year ago.

Mr. Fields continued, "Our financial condition at September 30, 2019 remained strong with a current ratio of 3.2:1, including cash and investments totaling $28.4 million."

Norman H. Asbjornson, CEO, stated, “On October 29th we had the grand opening for our research and development laboratory. Approximately 25 years ago, we reviewed the need for additional labs with two objectives. First, was to provide for our laboratory needs in the future. Second, was the opportunity to design a lab with capabilities far beyond industry standards and unlikely to be copied. Among the things unique to our lab is the ability to test a capacity of 300 tons when the industry standard is 100 tons or less. Another item is combining performance testing with acoustical testing simultaneously which is not available in any other lab. We believe this and other attributes give AAON an advantage far into the future. I am greatly honored to report we named our lab the Norman Asbjornson Innovation Center. It will enable AAON to continue to lead the industry in the development of quiet, energy efficient and sustainable HVAC equipment well into the future.”
The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-888-241-0551 (code 8175235); or, for rebroadcast, call 1-855-859-2056 (code 8175235).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone:  (561) 482-4046 or (914) 244-0292
Fax:  (914) 244-0295
Email:  jrladvisor@yahoo.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except share and per share data)
Net sales	$113,500	$112,937	$346,759	$321,607
Cost of sales	86,115	80,174	263,406	245,869
Gross profit	27,385	32,763	83,353	75,738
Selling, general and administrative expenses	12,994	13,190	37,476	36,495
Loss (gain) on disposal of assets	6	2	296	(9)
Income from operations	14,385	19,571	45,581	39,252
Interest income, net	9	36	49	171
Other (expense) income, net	(7)	5	(16)	11
Income before taxes	14,387	19,612	45,614	39,434
Income tax provision	560	5,527	7,924	9,398
Net income	$13,827	$14,085	$37,690	$30,036
Earnings per share:
Basic	$0.27	$0.27	$0.72	$0.57
Diluted	$0.26	$0.27	$0.72	$0.57
Cash dividends declared per common share:	$—	$—	$0.16	$0.16
Weighted average shares outstanding:
Basic	52,111,444	52,238,796	52,086,209	52,315,719
Diluted	52,722,127	52,627,541	52,624,583	52,715,390

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2019	December 31, 2018
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$28,373	$1,994
Accounts receivable, net	56,083	54,078
Income tax receivable	3,870	6,104
Note receivable	28	27
Inventories, net	80,623	77,612
Prepaid expenses and other	1,559	1,046
Total current assets	170,536	140,861
Property, plant and equipment:
Land	3,274	3,114
Buildings	99,705	97,393
Machinery and equipment	230,806	212,779
Furniture and fixtures	17,310	16,597
Total property, plant and equipment	351,095	329,883
Less: Accumulated depreciation	175,357	166,880
Property, plant and equipment, net	175,738	163,003
Intangible assets, net	331	506
Goodwill	3,229	3,229
Right of use assets	1,724	—
Note receivable	594	598
Total assets	$352,152	$308,197

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	11,118	10,616
Accrued liabilities	42,764	37,455
Total current liabilities	53,882	48,071
Deferred tax liabilities	15,034	10,826
Other long-term liabilities	3,669	1,801
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,119,295 and 51,991,242 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	209	208
Additional paid-in capital	2,680	—
Retained earnings	276,678	247,291
Total stockholders' equity	279,567	247,499
Total liabilities and stockholders' equity	$352,152	$308,197

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2019	2018
Operating Activities	(in thousands)
Net income	$37,690	$30,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,627	12,865
Amortization of bond premiums	—	11
Provision for losses on accounts receivable, net of adjustments	91	67
Provision for excess and obsolete inventories	1,003	55
Share-based compensation	7,858	5,614
Loss (gain) on disposition of assets	296	(9)
Foreign currency transaction gain	(17)	(20)
Interest income on note receivable	(19)	27
Deferred income taxes	4,208	864
Changes in assets and liabilities:
Accounts receivable	(2,096)	146
Income taxes	2,234	(649)
Inventories	(4,014)	(7,071)
Prepaid expenses and other	(513)	(792)
Accounts payable	782	4,328
Deferred revenue	263	(1,644)
Accrued liabilities	5,190	364
Net cash provided by operating activities	70,583	44,192
Investing Activities
Capital expenditures	(30,831)	(34,328)
Cash paid in business combination	—	(6,377)
Proceeds from sale of property, plant and equipment	68	11
Investment in certificates of deposits	(6,000)	(7,200)
Maturities of certificates of deposits	6,000	7,920
Purchases of investments held to maturity	—	(9,001)
Maturities of investments	—	13,320
Proceeds from called investments	—	495
Principal payments from note receivable	39	32
Net cash used in investing activities	(30,724)	(35,128)
Financing Activities
Stock options exercised	11,283	3,504
Repurchase of stock	(15,437)	(17,500)
Employee taxes paid by withholding shares	(1,023)	(860)
Cash dividends paid to stockholders	(8,303)	(8,400)
Net cash used in financing activities	(13,480)	(23,256)
Net increase (decrease) in cash and cash equivalents	26,379	(14,192)
Cash and cash equivalents, beginning of period	1,994	21,457
Cash and cash equivalents, end of period	$28,373	$7,265